Exhibit 3.214

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/25/2002 020267381 – 3207210

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SUWS OF THE CAROLINAS, INC.

SUWS Of The Carolinas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

1. That the original name of the corporation is SUWS Of The Carolinas, Inc., the original Certificate of Incorporation (the “Certificate of Incorporation”) was filed under the Corporation’s current name, and that the date of filing the Certificate of Incorporation with the Secretary of State of the State of Delaware was April 5, 2000.

2. That this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

3. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is SUWS Of The Carolinas, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

The Corporation is dedicated to helping families by promoting personal growth in the adolescents the Corporation serves.

The Corporation operates a regional program designed to meet the needs of families from the southeastern United States. The Corporation will also accept appropriate candidates from outside the southeast who meet the admissions criteria.

The Corporation works with adolescents between the ages of 13 to 17 who are unable to successfully meet the demands of their home environment. The Corporation provides students with individual service plans that include daily group processing, group and individual therapy on a weekly basis, weekly planning sessions with parents, a personal growth curriculum and aftercare recommendations.

ARTICLE IV

The total number of shares of stock which this corporation is authorized to issue is Three Thousand (3,000) shares without par value.

ARTICLE V

The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

ARTICLE VI

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the President of the Corporation on April 25, 2002.

By:	/s/ Elliot A. Sainer
Name:	Elliot A. Sainer
Title:	President

State of Delaware Secretary of State Division of Corporations Delivered 11:52 AM 04/18/2007 FILED 10:34 AM 04/18/2007 SRV 070447197 – 3207210 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is: SUWS OF THE CAROLINAS, INC.

2. The registered office of the Corporation within the State of Delaware is hereby changed to: 160 Greentree Drive, Suite 101, City of Dover, 19904, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on: April 12, 2007.

/s/ Pamela B. Burke
Pamela Burke, Secretary